Exhibit 99.1

Press Release

GYRODYNE ANNOUNCES CLOSING OF SUCCESSFUL,

OVERSUBSCRIBED RIGHTS OFFERING

St. James, New York--(March 8, 2024) – Gyrodyne, LLC (NASDAQ: GYRO) (the "Company" or "Gyrodyne"), an owner and manager of a diversified portfolio of real estate properties, today announced the successful closing of its previously announced rights offering (the "Rights Offering") for shares of the Company's limited liability company interests ("Common Shares"). Pursuant to the terms of the Rights Offering, all 625,000 of the Common Shares offered in the Rights Offering were purchased at $8 per share, generating $5 million in gross proceeds to the Company (approximately $4.4 million net of costs).

The subscription period for the Rights Offering expired at 5:00 p.m., New York City time, on March 7, 2024.

The Company is issuing 625,000 shares, the maximum number of shares issuable in the Rights Offering, consisting of 353,164 shares pursuant to the exercise of basic subscription privileges and 271,836 shares pursuant to the exercise of over-subscription privileges. In total, Rights Offering participants subscribed for 1,031,640 shares, exceeding by approximately 65% the 625,000 maximum shares offered in the Rights Offering.

Rights Offering participants who exercised their basic subscription privilege in full requested a total of 678,476 additional shares in the exercise of oversubscription privileges, far exceeding the 271,836 over-subscription shares available. As a result, the available over-subscription shares will be allocated pro rata among the oversubscribing shareholders, with such proration to reflect the proportion that the number available shares bears to the number of requested shares, or approximately 40% of each oversubscription request. Gyrodyne will return to those shareholders who submitted over-subscription requests the full amount of their excess payments. It may take longer for shareholders that own shares in “street name” to receive payment because the subscription agent will return payments through the record holder of such shares (i.e., through the custodian bank, broker, dealer or other nominee).

Rights Offering participants will receive the shares purchased by them in uncertificated book-entry form shortly after the date hereof.

The Company intends to use the net proceeds from the Rights Offering to supplement its cash on hand to ensure it is operating from a position of strength through the duration of the liquidation process to negotiate and enforce purchase agreements and defend its property rights in the Article 78 proceeding brought against Gyrodyne and in any other such proceeding that may arise. The Company also intends to use a portion of the net proceeds on outstanding legal fees that were incurred in opposing an activist shareholder campaign to elect directors and effect policy changes the board believed would not maximize value and would not be in the best interests of Gyrodyne’s shareholders.

For any questions regarding the issuance of shares purchased in the Rights Offering, please contact the Company’s information agent, Mackenzie Partners, toll-free at 800-322-2885 or via email at proxy@mackenziepartners.com.

The issuance of Common Shares in connection with the Rights Offering was made pursuant to the Company's effective registration statement on Form S-1 (Reg. No. 333-276312) on file with the Securities and Exchange Commission.

About Gyrodyne

Gyrodyne, LLC owns and manages a diversified portfolio of real estate properties comprising office, industrial and service-oriented properties in the New York metropolitan area. The Company owns a 63-acre site approximately 50 miles east of New York City on the north shore of Long Island, which includes industrial and office buildings and undeveloped property, and a medical office park in Cortlandt Manor, New York, both of which are the subject of plans to seek value-enhancing entitlements. The Company's common shares are traded on the NASDAQ Capital Market under the symbol GYRO. Additional information about the Company may be found on its web site at www.gyrodyne.com.

Cautionary Statement Regarding Forward-Looking Statements

The statements made in this press release and other materials the Company has filed or may file with the SEC, in each case that are not historical facts, contain "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, and other variations or comparable terminology as well as statements regarding the evaluation of strategic alternatives and liquidation contingencies. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties include, but are not limited to, risks and uncertainties relating to our efforts to enhance the values of our remaining properties and seek the orderly, strategic sale of such properties as soon as reasonably practicable, risks associated with the Article 78 proceeding against the Company and any other litigation that may develop in connection with our efforts to enhance the value of and sell our properties, ongoing community activism, risks associated with proxy contests and other actions of activist shareholders, risks related to the recent banking crisis and closure of two major banks (including one with whom we indirectly have a mortgage loan), regulatory enforcement, risks inherent in the real estate markets of Suffolk and Westchester Counties in New York, the ability to obtain additional capital in order to enhance the value of the Flowerfield and Cortlandt Manor properties and negotiate sales contracts and defend the Article 78 proceeding from a position of strength, the continuing effects of the COVID-19 pandemic, the ongoing risk of inflation, elevated interest rates, recession and supply chain constraints or disruptions and other risks detailed from time to time in the Company's SEC reports. These and other matters the Company discusses in this press release may cause actual results to differ from those the Company describes.